UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

April 3, 2023

(March 28, 2023)

____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-50385 (Commission File Number)	11335 NE 122nd Way, Suite 105 Kirkland, WA 98034 (Address of Principal Executive Offices and zip code)	90-0821083 (IRS Employer Identification No.)

(866) 781-5559

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2023, (the “Issue Date”), Growlife, Inc. a Delaware corporation (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with ONE44 Capital LLC, (“ONE44”), pursuant to which ONE44 purchased a convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $150,000, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of ONE44. The transaction contemplated by the Purchase Agreement closed on March 28, 2023. The Company intends to use the net proceeds ($128,250) from the Note for general working capital purposes. The Note contains an original issue discount amount of $15,000 and legal fees paid therefrom of $6,750.00.

The maturity date of the Note is March 28, 2024 (the “Maturity Date”). The Note shall bear interest at a rate of 10% per annum, which interest may be paid by the Company to ONE44 in shares of common stock but shall not be payable until the Note becomes payable, whether at the Maturity Date or upon acceleration or by prepayment, as described below. ONE44 is entitled, at its option, at any time after the 6th monthly anniversary of this Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price for each share of Common Stock equal to 60% of the lowest closing bid price of the Common Stock as reported on the OTC Markets on which the Company’s shares are then traded or any exchange upon which the Common Stock may be traded in the future, for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 50% instead of 60% while that “Chill” is in effect. Notwithstanding the foregoing, ONE44 shall be restricted from effecting a conversion if such conversion, along with other shares of the Company’s common stock beneficially owned by ONE44 and its affiliates, exceeds 4.99% of the outstanding shares of the Company’s common stock.

The Note may be prepaid until 180 days from the issuance date. If the Note is prepaid within 60 days of the issuance date, then the prepayment premium shall be 110% of the face amount plus any accrued interest, if prepaid after 61 days from the issuance date, but less than 90 days from the issuance date, then the prepayment premium shall be 125% of the face amount plus any accrued interest, if prepaid after 91 days from the issuance date, up to 120 from the issuance date, then the prepayment premium shall be 135% of the face amount plus any accrued interest, if prepaid after 121 days from the issuance date, up to 150 from the issuance date, then the prepayment premium shall be 140% of the face amount plus any accrued interest and if prepaid after 150 days from the issuance date, up to 180 from the issuance date, then the prepayment premium shall be 145% of the face amount plus any accrued interest. Upon the occurrence and during the continuation of certain events of default, the Note will accrue an interest rate of 24% or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law.

Other than as described above, the Note contains certain events of default, including failure to timely issue shares upon receipt of a notice of conversion, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation, and failure by the Company to pay the principal and interest due under the Note.

The foregoing description of the Note and the Purchase Agreement does not purport to be complete and is qualified in their entirety by reference to the full text of the Note and the Purchase Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference. The Note was issued, and any shares to be issued pursuant to any conversion of the Note shall be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description

10.1*	10% Convertible Redeemable Note, dated March 28, 2023, issued by the Company to ONE44 Capital LLC

10.2*	Securities Purchase Agreement, dated March 28, 2023, by and between the Company and ONE44 Capital LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROWLIFE, INC.

Date: April 3, 2023	/s/ David Dohrmann
	By:	David Dohrmann
	Its:	Chief Executive Officer